Exhibit 99.B

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333101793) pertaining to the NOVA Chemicals Inc. Capital Accumulation Plan of our report dated May 25, 2006, with respect to the financial statements and schedule of the NOVA Chemicals Inc. Capital Accumulation Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2005.

Pittsburgh, Pennsylvania
June 29, 2006